SEVERANCE AGREEMENT AND RELEASE

     Effective August 3, 2000, Patrick K. Gantert ("Gantert") resigned his employment with LaCrosse Footwear, Inc. and each of its affiliates ("LaCrosse"). Gantert continues as a director of LaCrosse. In consideration for this severance agreement and release ("Agreement"), LaCrosse agrees to provide Gantert with the following benefits:

     1. LaCrosse will pay Gantert $287,900 in bi-weekly installments of approximately $5,537 from August 4, 2000 to August 3, 2002 (the "Payment Period"). LaCrosse will make such payments, minus all applicable deductions and withholdings, in accordance with its normal payroll policies.

     2. LaCrosse has already paid Gantert all his unused vacation (16.5 days) for the vacation year July 1, 1999 through June 30, 2000, minus all applicable deductions and withholdings.

     3. On January 2, 2001, LaCrosse will transfer to Gantert all of its rights in the "split dollar" life insurance policy ("Split Dollar Policy") which LaCrosse and Gantert established pursuant to the June 1, 1999 Employment Agreement between Gantert and LaCrosse ("Employment Agreement"). On January 2, 2001, concurrent with the transfer of the Split Dollar Policy, LaCrosse will relinquish its right under the Employment Agreement to be reimbursed from Gantert for the dollar amount of the premiums LaCrosse expended for the Split Dollar Policy. On January 2, 2001, all right, title and interest in and to the Split Dollar Policy shall vest in Gantert.

     4. As of the date hereof, Gantert owes LaCrosse $70,000 in principal amount under the October 9, 1998 Promissory Note (the "Note") referred to in Paragraph 4(e) of the Employment Agreement. Within ten (10) business days after the date hereof, Gantert shall satisfy any unpaid obligation, including interest, to LaCrosse under the Note.

     5. For the first six (6) months of the Payment Period (through February 4,
2001), or until Gantert becomes eligible for group health insurance from another employer, whichever is sooner, LaCrosse will continue to provide health insurance coverage to Gantert under the same terms that were applicable to him as a LaCrosse employee (family coverage). If, as of February 4, 2001, Gantert has not become eligible for group health insurance coverage from another employer, Gantert can elect to continue his group health insurance coverage with LaCrosse under COBRA (the Consolidated Omnibus Budget Reconciliation Act) for up to the balance of the Payment Period (through August 3, 2002). If Gantert elects to continue his health insurance coverage with LaCrosse under COBRA, LaCrosse will pay a share of the applicable COBRA premium equal to its share of the premium for his group heath insurance coverage if he were an employee, provided Gantert pays a share of the COBRA premium equal to his share of the premium for his group health insurance coverage if he were an employee.

     6. At the first payroll date after the expiration of the seven (7) day revocation period, LaCrosse will make a lump sum payment to Gantert of $20,878.62, minus applicable deductions and withholdings. This payment


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represents the present value of the benefits that Gantert would have accrued under the LaCrosse Footwear, Inc. Employees' Retirement Savings Plan ("Savings Plan") if he were eligible to participate in the Savings Plan during the Payment Period.

     7. At the first payroll date after the expiration of the seven (7) day revocation period, LaCrosse will make a lump sum payment to Gantert of $13,333.06, minus applicable deductions and withholdings. This payment represents the present value of the benefits that Gantert would have accrued under the LaCrosse Footwear, Inc. Retirement Plan ("Retirement Plan") if he were eligible to participate in the Retirement Plan during the Payment Period.

     8. During the Payment Period, LaCrosse will provide Gantert with outplacement services from Challenger, Gray & Christmas, Inc. LaCrosse's obligations to pay Challenger, Gray & Christmas, Inc. will be capped at a maximum of $25,000.00. Because it is LaCrosse's policy not to offer cash in lieu of outplacement services, the cost of these services to LaCrosse will not be treated as income to Gantert. LaCrosse will be billed directly by the outplacement firm.

     9. LaCrosse will pay directly to the lawyer(s) and accountant(s) of Gantert's choice up to $5,000 in the aggregate for fees he may incur in negotiating and finalizing this Agreement. Because it is LaCrosse's policy not to offer cash in lieu of legal or accounting fees, the cost of these fees will not be treated by LaCrosse to be income to Gantert. LaCrosse will be billed directly by Gantert's lawyer(s) and/or accountant(s).


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

     10. LaCrosse will reimburse Gantert for all reasonable and necessary business-related expenses he incurred as an employee prior to August 4, 2000, provided that Gantert submits the appropriate documentation for such expenses to LaCrosse prior to the expiration of the seven (7) day revocation period.

     11. a. During the Payment Period, Gantert covenants and agrees that neither he nor any of his affiliates (including any corporation or entity in which he is an officer, director or partner, or in which he owns beneficially five percent (5%) or more of any class of equity securities) shall within the United States, Canada or Japan, whether directly or indirectly, with or without compensation, enter into, engage in or be employed by or act as a consultant to any corporation or other commercial enterprise which competes with LaCrosse (including, but not limited to, the design, development, marketing and/or manufacturing of protective footwear and/or rainwear), or solicit or do any business with any existing customers of LaCrosse.

       b. Gantert agrees to disclose promptly to LaCrosse and does assign and agree to assign to LaCrosse, free from any obligation to him, all his right, title and interest in and to any and all ideas, concepts, processes, improvements and inventions made, conceived, written, acquired, disclosed or developed by him, solely or in concert with others, during the term of his employment by LaCrosse, which relate to the business, activities or facilities of LaCrosse, or resulting from or suggested by any work he performed for LaCrosse or at its request. Gantert further agrees to deliver to LaCrosse any and all drawings,


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

notes, photographs, copies, outlines, specifications, memoranda and data relating to such ideas, concepts, processes, improvements and inventions, to cooperate fully in the securing of copyright, trademark or patent protection or other similar rights in the United States and foreign countries, and to give evidence and testimony and to execute and deliver to LaCrosse all documents requested by it in connection therewith.

       c. Except as expressly set forth below, Gantert agrees not to disclose to others, use for his benefit, copy or make notes of any confidential knowledge or trade secrets or any other knowledge or information of or relating to the business, activities or facilities of LaCrosse. Gantert shall not be bound to this obligation of confidentiality and nondisclosure if:

          i. the knowledge or information shall become part of the public domain by publication or otherwise through no fault of Gantert;

          ii. the knowledge or information is known to the recipient prior to the receipt of the disclosure from Gantert; or

          iii. the knowledge or information is disclosed to the recipient by a third party who is in lawful possession of the knowledge or information and has the lawful right to make disclosure thereof.

       d. Gantert has delivered to LaCrosse all records, notes, data, memoranda, photographs, models and equipment of any nature which are in his possession or control and which are the property of LaCrosse or which related to his employment or to the business, activities or facilities of LaCrosse.


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

       e. The parties understand and agree that the remedies at law for LaCrosse for breach of the covenants in this Paragraph 11 would be inadequate and that LaCrosse shall be entitled to injunctive or such other equitable relief as a court may deem appropriate for any breach of these covenants. If any of these covenants shall at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant shall be deemed modified to the extent necessary to render it enforceable.

       f. In consideration for Gantert's covenant not to compete and other covenants and obligations undertaken pursuant to this Paragraph 11, LaCrosse shall pay Gantert ratably on a semiannual basis the aggregate amount of $280,483 in four (4) semiannual installments of $70,120.75 each on the first (1st) payroll date in February and August during the Payment Period, commencing February, 2001. All amounts to be paid to Gantert pursuant this Paragraph 11 shall be reduced by all applicable deductions and withholdings.

     12. Gantert and LaCrosse understand and agree that this Agreement supersedes the Employment Agreement, which is null and void. Without limiting the generality of the foregoing in any way, Gantert acknowledges that he is not entitled to receive any deferred compensation pursuant to the terms of such Employment Agreement.

     13. Any amounts due Gantert under this Agreement shall be reduced for any required withholding or deduction for Federal, state or local income, employment or other comparable legal requirement. Moreover, the


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

Company shall have the right to be reimbursed (or to offset any amounts thereafter payable to Gantert) for any required withholding or deduction for Federal, state or local income, employment or other comparable legal requirement in connection with the transfer of the Split Dollar Policy.

     In consideration for the promises that LaCrosse makes above, Gantert on behalf of himself, his spouse, heirs, successors, assigns, executors and representatives of any kind, if any, hereby releases and forever discharges LaCrosse, its subsidiaries, related and affiliated companies, and its and their past and present employees, directors, officers, agents, shareholders, insurers, attorneys, executors, assigns and other representatives of any kind (the "Released Parties") from any and all claims, demands, rights, liabilities and causes of action of any kind or nature, known or unknown, arising prior to or through the date Gantert executes this Agreement, including, but not limited to, any claims, demands, rights, liabilities and causes of action arising out of or in connection with Gantert's employment or his resignation from employment with LaCrosse; provided, however, that Gantert does not release any claim, demand, right, liability or cause of action in connection with any breach of this Agreement by LaCrosse. Gantert further agrees not to file, pursue or participate in any lawsuits of any kind in either state or federal court against LaCrosse or any of the Released Parties with respect to any claim released in this Agreement, including any claim arising out of or in connection with his employment with LaCrosse or his resignation from such employment. This release specifically includes, but is not limited to, any and all


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

claims under the Wisconsin Fair Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, and any other federal, state or local laws or regulations of any kind, whether statutory or decisional. If Gantert breaches his promise not to file, pursue or participate in any lawsuits of any kind against LaCrosse or any of the Released Parties, he will be liable to return to LaCrosse the consideration he received from it under this Agreement and to pay the reasonable attorneys' fees and costs that LaCrosse or any of the Released Parties incurs in having to defend itself against such released claims.

     Gantert acknowledges that he is entering into this Agreement voluntarily, that he has been given at least twenty-one (21) days to consider this Agreement and that LaCrosse has advised him to consult with an attorney prior to signing this Agreement. For a period of seven (7) days following his signing of this Agreement, Gantert may revoke this Agreement by doing so in writing, and this Agreement will not become enforceable or effective until the revocation period has expired.

     This Agreement embodies the entire agreement between Gantert and LaCrosse with respect to Gantert's employment and resignation from employment with LaCrosse. This Agreement shall be governed by and construed in accordance with the internal law of the State of Wisconsin. If any portion of this Agreement is found to be unenforceable, the parties desire that all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and


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

enforceable. Gantert understands that this Agreement contains a final release and that he can make no further claim of any kind against LaCrosse or any of the other Released Parties arising out of actions occurring through the date he executes this Agreement. Gantert agrees that he is entering into this Agreement knowingly and voluntarily and without any coercion.



/s/ Patrick K. Gantert            (SEAL)          Date:  September 26, 2000
- ---------------------------------
Patrick K. Gantert ("Gantert")



LACROSSE FOOTWEAR, INC. ("LaCrosse")



By  /s/ George W. Schneider                       Date:  September 26, 2000
    -----------------------------
    George W. Schneider
    Chairman of the Board



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